Exhibit 4.72

Execution Copy

FIRST AMENDMENT TO ESCROW AGREEMENT

This First Amendment (this “First Amendment”) to the Escrow Agreement (as defined below) is made and entered into effective as of December 20, 2019, by and among (i) BPGIC Holdings Limited, a Cayman Islands exempted company (together with its successors, “Seller”), (ii) Brooge Holdings Limited, a Cayman Islands exempted company (“Pubco”), and (iii) Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Escrow Agreement.

WHEREAS, Twelve Seas Investment Company, a Cayman Islands exempted company (“Purchaser”), Pubco, Brooge Merger Sub Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco, and Brooge Petroleum And Gas Investment Company FZE, a company formed under the laws of the Fujairah Free Zone, UAE (the “Company”), entered into a Business Combination Agreement on April 15, 2019, to which Brooge Petroleum and Gas Investment Company (BPGIC) PLC (“PLC”), a company formed under the laws of England and Wales, joined such Business Combination Agreement on May 10, 2019 by way of Joinder to Business Combination Agreement, such Business Combination Agreement later amended by the First Amendment to Business Combination Agreement on September 16, 2019, and subsequent to which, PLC assigned all of its rights, title and interest therein to Seller by way of Assignment and Joinder to Business Combination Agreement entered into on November 19, 2019 (the Business Combination Agreement, as amended, modified or supplemented pursuant to the foregoing and as it may further be amended, modified or supplemented from time to time, the “Business Combination Agreement”);

WHEREAS, PLC, Pubco and Escrow Agent were parties to that certain Escrow Agreement made and entered into as of May 10, 2019 (as amended by the Joinder (defined below), the “Original Agreement”);

WHEREAS, Seller became a party to the Original Agreement by executing and delivering an Assignment and Joinder to Escrow Agreement (the “Joinder”) to PLC, Pubco and Escrow Agent on November 19, 2019 and pursuant to the terms of the Joinder, replacing PLC as the “Seller” party thereunder, and with Pubco and Escrow Agent remaining as continuing parties thereunder; and

WHEREAS, the parties desire to amend the Original Agreement on the terms and conditions set forth herein (as amended, including by this First Amendment, the “Escrow Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Escrow Agreement, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Recitals. The third paragraph of the Escrow Agreement is hereby amended to delete the phrase “in the name of the Escrow Agent (for the benefit of Seller)” and replace it with the following “in the name of the Seller”.

2. Issuance of Escrow Shares. Section 2 of the Escrow Agreement is hereby amended to delete the phrase “in the name of the Escrow Agent for the benefit of Seller” and is replaced with “in the name of Seller, to be held by the Escrow Agent”.

3. Maintenance of the Escrow Shares and other Escrow Property.

(a) The fourth to the last line in Section 3(a) of the Escrow Agreement is hereby amended to add immediately after the phrase “the Escrow Agent” the following “, if Seller is unable to do so itself (for whatever reason),”.

(b) The second to last and last lines in Section 3(b) of the Escrow Agreement are hereby amended to delete the phrase “(including transferring any Escrow Shares to the name of such new escrow agent (for the benefit of Seller))” and is replaced with “(including transferring any Escrow Shares which are to be recorded in Seller’s name, to be held by such new escrow agent)”.

4. Definitions.

(a) The definition given to the defined term “Disinterested Independent Director” in Section 5(f)(iii) is hereby deleted and replaced with “means an independent director serving on Pubco’s board of directors that is disinterested in the Escrow Property (i.e., such independent director has no direct or indirect economic interest in the Escrow Property), including any such independent director who also serves on Seller’s board of directors (or on the board of directors of any of Seller’s Affiliates), notwithstanding such service on Seller’s board of directors or that of any of Seller’s Affiliates, so long as such independent director has no direct or indirect economic interest in the Escrow Property.”

(b) The definition given to the defined term “Disinterested Independent Director Majority” in Section 5(f)(iv) of the Escrow Agreement is hereby amended to add the following at the end thereof, immediately prior to the period at the end of such definition: “, provided, where there is only one Disinterested Independent Director, then with the consent of that sole Disinterested Independent Director”.

5. Tax Matters. The first sentence of Section 6 of the Escrow Agreement is hereby deleted in its entirety and replaced with the following: “Pubco and Seller agree and acknowledge that, for all U.S. and foreign tax purposes, except as required by applicable Law, Seller shall be treated as the owner of the Escrow Property while held in the Escrow Account until released in accordance with this Agreement and the Business Combination Agreement, and all interest, earnings or income, if any, earned with respect to the Escrow Property while held by the Escrow Agent shall be treated as earned by Seller until released in accordance with this Agreement and the Business Combination Agreement.”

6. Duties. The last sentence of Section 7 of the Escrow Agreement is hereby entirely deleted and replaced with the following: “There are no third party beneficiaries to this Agreement.”

7. Amending Authorized Parties; Reliance. Section 9 of the Escrow Agreement is hereby amended to delete the last sentence and replace it with “Notwithstanding the above, any notice or instruction to be provided or document required to be executed under this Agreement by persons listed in Exhibit B (including any future persons, as such Exhibit B is amended from time to time) of this Agreement on behalf of either Pubco or Seller (respectively), shall only be valid when provided or executed by any two of such authorized signers, acting jointly, on behalf of either Pubco or Seller (respectively), as identified in Exhibit B (as it may be amended from time to time). The Escrow Agent shall be entitled to rely on and shall be fully protected in relying on, the instructions and notices from any two of the authorized signers, acting jointly, on behalf of either Pubco or Seller (respectively) as identified in Exhibit B (as it may be amended from time to time) to this Agreement after the Closing, until such time as their authority is revoked in writing, or until successors have been appointed and identified by notice in the manner described in Section 15 below. The requirement in this Section 9 of there being two authorized signers acting jointly shall only apply to either Pubco or Seller when there are at least two people who are listed as serving as authorized signers (respectively) as so provided for in Exhibit B (as it may be amended from time to time) of this Agreement. Where there is only one authorized signer for either Pubco or Seller (respectively) as named in Exhibit B (as it may be amended from time to time) of this Agreement, then such sole authorized signer’s notices, instructions or documents executed pursuant to the terms of this Agreement shall be valid and the reliance and protections afforded in this Section 9 shall be available to the Escrow Agent until such time as the sole authorized signer’s authority is revoked in writing, or until successors have been appointed and identified by notice in the manner described in Section 15 below.”

8. Correction of Notices. To the extent not already amended in the Joinder, Section 15 of the Escrow Agreement is hereby amended such that the numbers provided as a Facsimile No are deleted entirely, and the Telephone No. for (i) Nicolaas Paardenkooper on behalf of Pubco, Seller or the Company, is replaced with “+971-56-284-2828”; and (ii) Meclomen Maramot on behalf of Pubco, is deleted and replaced with ““+971-56-284-2828”, respectively. Additionally, the mailing address of each of Pubco and Seller after the Closing is hereby changed to: “c/o Brooge Petroleum And Gas Investment Company FZE, P.O. Box 50170, Fujairah, United Arab Emirates, Attn: Nicolaas Paardenkooper”.

9. Conflicts. The second sentence in Section 17 of the Escrow Agreement is hereby amended to add the following at the end thereof, immediately prior to the period at the end of such sentence: “provided that, as between Pubco and Seller, in the event of any conflict or inconsistency between Sections 2, 3, 4 or 5 of this Agreement and the related provisions of the Business Combination Agreement, the terms of this Agreement shall control and govern to the extent of any such conflict or inconsistency.”

10. Amending Further Assurances. Section 20 of the Escrow Agreement is hereby amended to add the following sentence at the end of such Section: “Pubco agrees that upon the release of the Escrow Shares from the Escrow Account to the Seller hereunder, Pubco shall promptly remove or take all necessary actions to cause its transfer agent to remove any applicable legend relating to this Agreement from the Escrow Shares.”

11. Authorized Pubco Signers. Pursuant to Schedule A of this First Amendment, Exhibit B of the Escrow Agreement is hereby updated with respect to the “Authorized Pubco Signers”. The “Authorized Seller Signers” in Exhibit B of the Escrow Agreement shall remain unchanged.

12. Miscellaneous. Except as expressly provided in this First Amendment, all of the terms and provisions in the Original Agreement are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This First Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Escrow Agreement in the Escrow Agreement, Business Combination Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this First Amendment (or as the Escrow Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Original Agreement, as amended by this First Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Escrow Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the Original Agreement is inconsistent with any provision of this First Amendment, the provision of this First Amendment shall control, and the provision of the Original Agreement shall, to the extent of such inconsistency, be disregarded. Sections 15, 18, 19, 20 and 22 through 27 of the Original Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this First Amendment as if all references to the “Agreement” contained therein were instead references to this First Amendment. This First Amendment amends and modifies the Original Agreement in accordance with Section 18 of the Original Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Escrow Agreement as of the date first written above.

Seller:

BPGIC HOLDINGS LIMITED

By:	/s/ Nicolaas L. Paardenkooper
	Name:	Nicolaas L. Paardenkooper
	Title:	Director

Pubco:

BROOGE HOLDINGS LIMITED

By:	/s/ Meclomen Maramot
	Name:	Meclomen Maramot
	Title:	Director

Escrow Agent:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Escrow Agent

By:	/s/ Isaac J. Kagan
	Name:	Isaac J. Kagan
	Title:	Vice President

Accepted and agreed by the undersigned, effective as of the date set forth above:

Purchaser:

TWELVE SEAS INVESTMENT COMPANY

By:	/s/ Stephen N. Cannon
	Name:	Stephen N. Cannon
	Title:	Chief Financial Officer

Company:

BROOGE PETROLEUM AND GAS INVESTMENT COMPANY FZE

By:	/s/ Nicolaas L. Paardenkooper
	Name:	Nicolaas L. Paardenkooper
	Title:	Chief Executive Officer